Exhibit 10.3

March 31, 2015

Dear General William Lyon:

This letter sets forth the terms and conditions of your continued employment with William Lyon Homes, Inc. (the “Company”).

Position & Duties:	You will be employed as the Company’s Executive Chairman. You will have all the rights, powers, authority, functions, duties and responsibilities customarily associated with the position of an executive chairman, as well as any that may be additionally assigned to you by the Board of Directors of the Company (the “Board”) that are commensurate with your position and status. Among your other duties, you will be actively engaged in, and have responsibility, working with the Board and the Company’s Chief Executive Officer, for the overall leadership and strategic direction of the Company.

Salary:	Your annual base salary will be not less than $1,000,000, payable in accordance with the Company’s payroll practices for its other senior executives, but in no event less frequently than bi-weekly.

Annual Bonus:	With respect to each calendar year during your employment with the Company, you will be eligible to receive a bonus pursuant to the Company’s annual bonus program for its senior executives (the “Bonus Plan”), with a target annual bonus opportunity equal to 50% of your base salary. Your participation in the Bonus Plan, and your receipt of an annual bonus (including but not limited to the applicable performance metrics), will be on terms no less favorable than those applicable to the Company’s other senior executives.

Long-Term Incentive Awards:	With respect to each calendar year during your employment with the Company, you will be eligible to receive an award pursuant to the Company’s long-term incentive program for its senior executives (the “LTIP”), with a target annual opportunity equal to 50% of your base salary. Your participation in the LTIP, and your receipt of awards under the LTIP (including but not limited to the form of the awards, their frequency, vesting conditions, and any applicable performance metrics), will be on terms no less favorable than those applicable to the Company’s other senior executives; provided, however, that your LTIP award in respect of 2015 will be 50% time-vested and 50% performance-vested (based on the Company’s return on equity

(“ROE”) achievement, and threshold vesting of 75% of the 2015 performance-vested LTIP award at 75% of target ROE achievement, 100% at 100% of the target ROE achievement, and maximum 200% at 140% of the target ROE achievement, with straight-line interpolation between the two nearest achievement levels, as applicable). Upon your death, disability or involuntary termination for any reason (including due to company approved retirement), you will (i) become fully vested in the time-based portion of the LTIP awards and (ii) be eligible to receive the performance-based LTIP award based on the actual performance of the Company at the end of the performance period.

Benefits & Perquisites:	You will be entitled to participate in the Company’s health and welfare programs, and to receive benefits and perquisites under the Company’s various arrangements (including but not limited to paid vacation, indemnification and coverage under a directors’ and officers’ insurance policy), in all cases on a basis no less favorable than the Company’s other directors and/or senior executives, as applicable.

Miscellaneous:	Your employment with the Company is at-will, meaning that either you or the Company may terminate your employment relationship with the Company at any time for any reason, with our without cause or notice. For the avoidance of doubt, your prior employment agreement with the Company, dated as of February 25, 2012, is hereby terminated by mutual agreement and of no further force or effect whatsoever. Any disputes relating to your employment with the Company will be governed by California law.

Sincerely,

William Lyon Homes, Inc.

By:	/s/ William H. Lyon
Name:	William H. Lyon
Title:	Chief Executive Officer

Accepted and agreed, as of the date first above written:

/s/ General William Lyon
General William Lyon